EXHIBIT 99.12
WAIVER AND AMENDMENT
TO SECURITIES PURCHASE AGREEMENT AND DEBENTURE

THIS WAIVER AND AMENDMENT, dated as of February 28, 2007 (the “Waiver”), to the Securities Purchase Agreement, dated as of December 28, 2005, as amended (the “Purchase Agreement”), and the 6% Secured Convertible Debenture due December 28, 2008 (the “Debenture”) is by and among Arkados Group, Inc. (formerly CDKNET.COM, Inc.), a Delaware corporation (the “Company”), and the purchasers signatory hereto (each such purchaser, a “Purchaser” and, collectively, the “Purchasers”).  Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement.

RECITALS

The Company, Bushido Capital Master Fund, L.P. (“Bushido”) and Andreas Typaldos Family Limited Partnership (“Typaldos,” and together with Bushido, the “New Purchasers”) are entering into a Fifth Additional Issuance Agreement, dated as of February 28, 2007 (the “Additional Issuance Agreement”), for the purchase by the New Purchasers of an aggregate of $327,000 of the New Debentures and New Warrants (as such terms are defined in the Fifth Additional Issuance Agreement) pursuant to the Purchase Agreement, between the Company and the New Purchasers.

Subject to the terms and conditions of this Waiver, the Company has requested, and the Purchasers have agreed, to waive compliance with Sections 4.13 and 4.14 of the Purchase Agreement.

Subject to the terms and conditions of this Waiver, the Company has requested, and the Purchasers have agreed, to acknowledge that the New Underlying Shares (as such term is defined in the Additional Issuance Agreement) shall be included on the Registration Statement registering the Debentures and Warrants of the Purchasers.

Accordingly, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.           Waivers and Amendment.

(a)           Each Purchaser hereby waives compliance by the Company with the obligations imposed by Section 4.13 of the Purchase Agreement regarding such Purchaser’s right to participate in the purchase of the New Debentures, as well as any advance made to the Company prior to the Closing that is either repaid from the proceeds or is given as full or partial consideration by the New Purchasers under the Additional Issuance Agreement.  This  Waiver shall not effect the rights set forth in Section 4.13 with respect to future financing after the issuance of the Additional Debentures and related Warrants.

(b)           Each Purchaser hereby waives the Company’s compliance with the restrictions imposed by Section 4.14 of the Purchase Agreement with respect to (i) the issuance of the New Debentures and New Warrants under the Additional Issuance Agreement, (ii) the issuance of 240,000 options under the Company’s 2004 Stock Option Plan (“Plan Options”) to Ruben Sklar, principal of a consulting firm, exercisable for four years at $0.40 per share which vest 40,000 on the first of each month commencing March 1, 2007; and (iii) 300,000 Plan Options to James Stoffel exercisable for seven years at an exercise price of $0.405.  Each Purchaser acknowledges that issuances of additional Debentures, Warrants and

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the Plan Options will not constitute transactions which result in an adjustment of the respective conversion or exercise prices of the Debentures or Warrants.

(c)           The Purchasers hereby agree to amend and restate the definition of “Exempt Issuance” set forth in Section 1.1 of the Purchase Agreement to read as follows in its entirety:

“ ‘Exempt Issuance’ means the issuance of (a) shares of Common Stock or options to employees, officers, directors or bona fide consultants of the Company (including shares of Common Stock issued pursuant to the exercise of such options) pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities, (c) securities issued in lieu of cash payments for engineering or design services, materials, production management or similar services, provided that such securities are not and will not be registered on a registration statement, or (d) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.”

2.           Acknowledgement.  Each Purchaser hereby acknowledges and agrees that, for purposes of Section 6(b) of the Registration Rights Agreement, dated as of December 28, 2005, between the Company and the Purchasers signatory thereto, as amended (the “Registration Rights Agreement”), the shares of Common Stock underlying the New Debenture and New Warrants shall be deemed Registrable Securities which may be included as securities in the Company’s initial Registration Statement, on the same terms as the Purchasers’ Registrable Securities.

3.           Miscellaneous.

THIS WAIVER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

This Waiver shall constitute a Transaction Document.

Except as expressly waived and/or amended hereby, the Purchase Agreement and the Debentures shall remain in full force and effect in accordance with the terms thereof. This Waiver is limited specifically to the matters set forth above and does not constitute directly or by implication an amendment or waiver of any other provisions of the Purchase Agreement or Debentures or of any Event of Default or default which may occur or may have occurred under the Purchase Agreement or Debentures.

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This Waiver may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one Waiver.

[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE TO WAIVER AND AMENDMENT

ARKADOS GROUP, INC.	BUSHIDO CAPITAL MASTER FUND, L.P.

By: Bushido Capital Partners, Ltd., its General Partner

By: /s/ Barbara Kane-Burke Barbara Kane-Burke	By: /s/ Ronald S. Dagar Ronald S. Dagar
VP Finance and Controller	Partner

GAMMA OPPORTUNITY CAPITAL PARTNERS, LP CLASS A	GAMMA OPPORTUNITY CAPITAL PARTNERS, LP CLASS C

By: /s/ Jonathan P. Knight Jonathan P. Knight	By: /s/ Jonathan P. Knight Jonathan P. Knight
President	President

CARGO HOLDINGS LLC

By: /s/ Renee Typaldos Renee Typaldos
Member

By: /s/ Gennaro Vendome Gennaro Vendome
Member

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